EXHIBIT 11
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CityFed Financial Corp.
Statement Regarding the Computation of Basic Loss Per Share


For the Years Ended December 31, 2000, 1999, and 1998

                                                                          Year Ended December 31,
                                                                          -----------------------
                                                              2000                   1999               1998
                                                              ----                   ----               ----
Computation of Basic Loss Per Share:
Weighted average number of shares outstanding              18,715,609           18,715,609           18,715,416
                                                          ===========          ===========          ===========
Loss applicable to common stock:(1)
From Continuing Operations                                $(8,470,000)         $(8,435,000)         $(8,329,000)
                                                          ===========          ===========          ===========
Net Loss                                                  $(8,684,000)         $(8,435,000)         $(8,329,000)
                                                          ===========          ===========          ===========
Basic loss per share:
From Continuing Operations                                     $(0.45)              $(0.45)              $(0.45)
                                                               ======               ======               ======
Net Loss                                                       $(0.46)              $(0.45)              $(0.45)
                                                               ======               ======               ======

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(1)   Losses applicable to common stock are net of preferred stock dividends for the years ended December 31, 2000, 1999, and 1998 in the amount of $8,634,000, $8,634,000, and $8,636,000, respectively